#1920 - 1188 West Georgia Street Vancouver, BC, V6E 4A2 www.doratoresources.com Telephone: 604-408-7488 Facsimile: 604-408-7499

NEWS RELEASE

NR09-14

November 9, 2009

Dorato Board Appoints Gordon Neal as Director

Vancouver, British Columbia - Dorato Resources Inc. (“Dorato” or the “Company”) (TSX-V: DRI, Frankfurt:D05) is pleased to announce that Mr. Gordon Neal has been appointed to the Board of Directors.

“Gordon brings a wealth of capital markets and corporate development experience to Dorato. His record of success with financing and advising public companies in the resources sector will greatly benefit Dorato. We welcome his addition to our board”, stated Keith Henderson President and CEO, Dorato Resources Inc.

Gordon Neal has more than twenty-five years experience in advising public companies and providing corporate finance services.  He began his career in financial communications in the Prime Minister’s office in 1980. As a Communications Special Assistant to Prime Minister Pierre Trudeau, he was responsible for delivering government policies, programs and initiatives to business and public audiences.

In 1985 he was made Senior Associate at Vickers & Benson Advertising in Toronto. There he developed financial communications programs for Petro-Canada, Computerland, Ontario Ministry of Tourism, Wang Computers, Businessland, Stratford Software and Tridel.

Gordon founded Neal McInerney Investor Relations in 1991. Through marketing more than $4 billion in debt and equity financings, the company grew to be the second largest full service Investor Relations firm in Canada with offices in Vancouver, Toronto and Los Angeles. Clients included; BCE, Nortel, Bell Canada International, Bell Mobility, Intrawest, Canaccord Capital, BMO Nesbitt Burns and TVX Gold.

In 2002, Mr. Neal was appointed to Vice President Investor Relations at Pivotal Corporation a Vancouver based software company and assisted the board with the sale of Pivotal to China.com in 2003.

Gordon Neal is currently the Vice President Corporate Development at MAG Silver Corp. He is also on the advisory board of West Timmins Mining.

He currently serves on the board of Americas Petrogas Inc. with oil and gas assets in Argentina and Rockgate Capital with uranium and silver assets in Mali, West Africa.

Gordon Neal graduated from Dalhousie University with a B.Sc. in Biochemistry in 1977. He was President of the Dalhousie Student Union in 1976-77. He has also served as a member of the Dalhousie Senate and Board of Governors.

About Dorato Resources Inc.

Dorato Resources Inc. is a mineral exploration company focused on the highly prospective Cordillera del Condor Gold District in northern Peru and adjacent to the border with Ecuador – one of the most important gold-bearing districts in the region since pre-Incan times.

Modern exploration on the Ecuadorian side of the border has successfully delineated a number of world-class gold and copper deposits including Kinross Gold’s Fruta del Norte gold deposit with inferred resources of 13.6 million ounces gold at 7.23 g/t gold.   The Peruvian portion of the Cordillera, while sharing key geological features and stratigraphy, has remained almost entirely unexplored until now.

Dorato, through a series of option agreements, has the right to wholly acquire an extensive land package of approximately 800 square kilometres – providing the Company a highly strategic position in this emergent gold district.  Dorato is well funded and possesses experienced management with a proven track record.  The technical information with respect to the above deposits was obtained through the respective companies’ public disclosure documents available on SEDAR.

On behalf of the board of directors of

DORATO RESOURCES INC.

(signed) “Keith J. Henderson”
President and CEO

For further information please contact:

Steve Stakiw, Manager- Corporate Communications & Investor Relations

Email: info@doratoresources.com

Phone: 604-638-5817/ Fax: (604) 408-7499

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Cautionary Statement

This press release contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward looking information” within the meaning of the British Columbia Securities Act and the Alberta Securities Act. Generally, the words “expect”, “intend”, “estimate”, “will” and similar expressions identify forward-looking information. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward looking information. Statements in this press release regarding Dorato’s business or proposed business, which are not historical facts are forward-looking information that involve risks and uncertainties, such as estimates and statements that describe Dorato’s future plans, objectives or goals, including words to the effect that Dorato or management expects a stated condition or result to occur. Since forward-looking statements address events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. All of the Company’s Canadian public disclosure filings may be accessed via www.sedar.com and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties. The foregoing commentary is based on the beliefs, expectations and opinions of management on the date the statements are made. The Company disclaims any intention or obligation to update or revise forward-looking information, whether as a result of new information, future events or otherwise.